EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 18th day of May, 1999 by and between SHOWTIMES.COM, INC., a Delaware corporation (hereinafter called the "Company"), c/o Big Online, Inc. having its principal office at 2255 Glades Road, Suite 237 W, Boca Raton, Florida 33431, and BRETT WEST, whose residence address is 2 Lookout Point Drive, Ridgefield, CT 06877 (hereinafter called the "Executive").

                                    RECITALS

         A. The Executive was previously the President of CinemaSource, Inc. ("CinemaSource").

         B. Big Entertainment, Inc., the indirect sole stockholder of the Company ("BigE"), pursuant to the terms of the Asset Purchase Agreement dated as of March 29, 1999 entered into with CinemaSource, the Executive and Pamela West (the "Asset Purchase Agreement"), acquired substantially all of the assets of CinemaSource, which assets were contributed to the Company (the "CinemaSource Business").

         C. The Executive possesses intimate knowledge of the business and affairs of CinemaSource.

         D. The Company desires to retain the Executive as President of the CinemaSource Business.

         E. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

         1. EMPLOYMENT.

            1.1 EMPLOYMENT AND TERM. The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein, for the period (the "Term") effective as of the date hereof (the "Commencement Date") and expiring on the first anniversary of the Commencement Date, subject to successive one-year extensions by written agreement of the Executive and the Company entered into no later than 60 days prior to the end of the Term, as extended in accordance with this Agreement from time to time, and subject to earlier termination as provided herein. Notwithstanding the foregoing, Executive shall have the unilateral right to extend this Agreement
(i) for an additional year if "Operating Cash Flow of the "CinemaSource Business" during the first year of Executive's employment is at least equal to $875,000

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and (ii) for a third year if Operating Cash Flow of the CinemaSource Business for the second year of the Executive's employment is at least equal to $1,093,750. "Operating Cash Flow of the CinemaSource Business" means, as to any period of determination, income from operations before interest, taxes and other non-operating income/expense and before depreciation and amortization during such period (excluding the cost of Executive's Base Salary and any annual bonus of the Executive), where such income is the income from operations that is allocable to the assets (such assets collectively, the "CSI Assets") (i) acquired by the Company pursuant to the Asset Purchase Agreement and (ii) of the CinemaSource Business developed during the Term by or under the direction of the Executive (excluding any assets or business existing as part of the Company's business on the date hereof or otherwise consolidated with the CinemaSource Business by reason of any acquisition of assets by the Company or by reason of any merger or consolidation involving the Company). Operating Cash Flow of the CinemaSource Business shall be determined by the Company in accordance with generally accepted accounting principles, consistently applied.

            1.2 DUTIES AND RESPONSIBILITIES OF EXECUTIVE. During the Term, the Executive shall serve as President of the CinemaSource Business, shall report to the Company's Chief Executive Officer, the President or the Chief Operating Officer and shall diligently and faithfully perform all duties and responsibilities as may be assigned to him from time to time by or upon the authority of the Company's Board of Directors, the Chief Executive Officer, the President or the Chief Operating Officer. Such duties shall specifically include
(i) the duty promptly to report, to the Chief Executive Officer, the President or the Chief Operating Officer, any event or occurrence in the CinemaSource Business that would reasonably be expected to be material to such business and
(ii) the duty to obtain the prior written consent of the Chief Executive Officer, President or Chief Operating Officer to the entry into any contract or arrangement by or on behalf of the Company or the CinemaSource Business (a) involving any payment or series of payments by or to the Company of more than $15,000, whether in one or a series of transactions, or (b) involving payments by or to the Company and which is for a term of more than one year or is not otherwise cancelable by the Company on no more than 30 days' prior written notice (without penalty or payment of any kind). During the Term, the Executive shall devote all of the Executive's working time to the performance of the services required under this Agreement and shall not engage in any other business matters. Notwithstanding the foregoing, Executive may develop and own a separate business so long as it is not a "competing business" (as defined in the Non-Competition Agreement dated as of the date hereof by and among the Company, Executive and Pamela West) and provided that such activities do not interfere with Executive's performance of his duties hereunder. The Executive shall at all times perform his duties and responsibilities under this Agreement, and shall at all times conduct the business of CinemaSource, in compliance with all applicable laws, rules, regulations or ordinances and in compliance with any judgments, orders or decrees or other legal obligations binding on the Company.

            1.3 PLACE OF PERFORMANCE. Except for required travel on the Company's business, the Executive shall be based at the current offices of CinemaSource

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in Ridgefield, Connecticut or, as the Company may from time to time determine in its sole discretion, at such other location within a thirty-mile radius thereof or at the Company's offices from time to time located in New York City. Notwithstanding the foregoing, the Executive shall be entitled to perform his duties and responsibilities under this Agreement at another location he may select (at the Executive's sole cost and expense, including with respect to any business expenses that would not otherwise be incurred if the Executive had worked out of the Company's regular location) for a period not to exceed eight work weeks per year during each year of the Term (which time shall not constitute vacation), provided that the exercise by the Executive of this right shall not interfere with the Executive's performance of his duties under this Agreement or the conduct of the CinemaSource Business.

         2. COMPENSATION.

            2.1 BASE SALARY. During the Term, the Executive shall receive a base salary at the annual rate of $200,000 (the "Base Salary"). The Base Salary shall be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Effective for the period of each one-year extension of the Term provided for in
Section 1.1, if any, the Base Salary shall be increased by an amount equal to 10% of the Base Salary in effect for the prior year of the Term. Such increase shall automatically become effective on the first day of any such one-year extension.

            2.2 BONUS. The Executive shall be entitled to receive an annual cash bonus equal to 50% of his Base Salary during each year of the Term (measured from the Commencement Date as to the first year of the Term and any anniversary thereof in the case of any one-year extension) if (i) actual Operating Cash Flow of the CinemaSource Business (excluding the cost of Base Salary and any annual bonus of Executive) for such year equals or exceeds 125% of the applicable "Projected Operating Cash Flow Amount" and (ii) actual annual revenue of the CinemaSource Business for such year equals or exceeds the applicable "Projected Annual Revenue Amount," each as set forth on Schedule A attached hereto. For purposes of this Agreement, "actual annual revenue of the CinemaSource Business" means all of the revenues allocable to the CSI Assets. If actual Operating Cash Flow of the CinemaSource Business equals between 105% and 125% of the applicable Projected Operating Cash Flow Amount and actual Annual Revenue equals or exceeds the applicable Projected Annual Revenue Amount, then the Executive shall be entitled to an annual cash bonus as follows: if actual Operating Cash Flow of the CinemaSource Business is 105% of the applicable Projected Operating Cash Flow Amount, then such bonus shall be equal to 10% of Base Salary; if 110%, then 20% of Base Salary; if 115%, then 30% of Base Salary; if 120%, then 40% of Base Salary; and, as provided above, if 125% or more, then 50% of Base Salary. Any annual bonus payable pursuant to this Section 2.2 shall be prorated if actual Operating Cash Flow of the CinemaSource Business is between any of the foregoing specified percentages of the applicable Projected Operating Cash Flow Amount (including between 101% and 105% thereof) and actual Annual Revenue equals or exceeds the applicable Projected Annual Revenue Amount. The Executive's bonus under this Section 2.2 shall be payable in one

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lump sum as soon as practicable after the completion of the Company's annual audit and shall be prorated for any partial year of the Term for which it is payable as provided in this Agreement. The Executive shall not be entitled to any bonus for any year of the Term if actual Operating Cash Flow of the CinemaSource Business is less than 101% of the applicable projected targeted cash flow amounts or actual annual revenue of the CinemaSource Business is less than 100% of the applicable projected targeted annual revenue amounts set forth on SCHEDULE A attached hereto.

            2.3 STOCK OPTIONS. On the Commencement Date, as an inducement to enter into this Agreement and in consideration of the Executive's performance of services hereunder, BigE shall grant to the Executive, an option to acquire 75,000 shares of common stock $0.01 par value per share ("Common Stock"), which option shall be in the form of the Incentive Stock Option Agreement attached hereto as EXHIBIT A. In addition, on the date of commencement of the first and second one-year extensions of the Term effected as provided in Section 1.1, if any, BigE shall grant to the Executive an additional option to acquire 50,000 shares of Common Stock on each of such commencement dates, each such option to be in the form of the Incentive Stock Option Agreement attached hereto as EXHIBIT B. Notwithstanding the foregoing, to the extent any options granted by BigE pursuant to such agreements do not qualify as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, they shall be granted as non-qualified stock options.

         3. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

            3.1 EXPENSE REIMBURSEMENT. During the Term, the Company, upon the submission of reasonable supporting documentation by the Executive, and in accordance with Company policies for its executives, shall reimburse the Executive for all reasonable out-of-pocket expenses actually paid or incurred by the Executive necessary to conduct the CinemaSource Business, including reasonable expenses for travel and entertainment; PROVIDED that any such travel and entertainment expenses shall be authorized beforehand in writing by the Chief Executive Officer, President, or the Chief Operating Officer if they are not specifically included in the Company's approved annual operating budget for the CinemaSource Business. Notwithstanding the foregoing, the Executive shall not be entitled to reimbursement for any commutation costs, including any costs of travel to any location referred to in the second section of Section 1.3.

            3.2 OTHER BENEFITS. During the Term, the Executive shall be entitled to medical and hospitalization insurance coverage, as well as life and disability insurance coverage, each to the extent available from time to time to other similarly-situated executives of the Company. Within 30 days following any termination of this Agreement, at the Executive's option, the Company shall assign to the executive all assignable insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the cash surrender value, if any, and the Executive's agreement to assume the Company liability to pay any premiums accruing thereon after the date of such termination.

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            3.3 VACATION. During the Term, the Executive shall be entitled to paid vacation during each year of the Term on substantially the same terms made available from time to time to other executives of the Company who are similarly situated to the Execution in terms of their position with the Company.

         4. TERMINATION.

            4.1 TERMINATION WITHOUT CAUSE. The Executive's employment hereunder may be terminated by the Company without "cause" (as defined below), as follows. The Company may terminate the Executive's employment hereunder at any time without cause during the period commencing on November 18, 1999 and ending on May 17, 2000, if Operating Cash Flow of the CinemaSource Business, during the period from the date hereof to the end of the month immediately preceding the month in which any such termination becomes effective (the "First-Year Employment Period"), would result in pro forma Operating Cash Flow of the CinemaSource Business for the period from the date hereof to May 17, 2000 being less than $875,000, where pro forma Cash Flow of the CinemaSource Business is determined by the Company on an annualized basis, assuming a monthly growth rate for the period from the beginning of the month in which such termination occurs until May 17, 2000 that is equal to the average monthly increase (or decrease) of such cash flow during the First-Year Employment Period. In addition, in the case of a one-year extension of the Term by the Executive pursuant to clause (i) of the second sentence of Section 1.1, the Company may terminate the Executive's employment hereunder at any time without cause during the period commencing on November 18, 2000 and ending on May 17, 2001, if Operating Cash Flow of the CinemaSource Business, during the period from May 18, 2000 to the end of the month immediately preceding the month in which any such termination becomes effective (the "Second-Year Employment Period"), would result in pro forma Operating Cash Flow of the CinemaSource Business for the period from May 18, 2000 to May 17, 2001 being less than $1,093,750, where pro forma Operating Cash Flow of the CinemaSource Business is determined by the Company on an annualized basis, assuming a monthly growth rate for the period from the beginning of the month in which such termination occurs until May 17, 2001 that is equal to the average monthly increase (or decrease) of such cash flow during the Second-Year Employment Period. The Company also may terminate the Executive's employment hereunder without cause at any time from and after May 18, 2000, if the Term of this Agreement is extended beyond such date other than by the Executive pursuant to clause (i) of the second sentence of Section 1.1. Any such termination by the Company without cause shall be upon at least five days' prior written notice and shall be effective as of the date set forth in such notice. If the Executive's employment hereunder is so terminated by the Company, the Executive thereafter shall be entitled only to his accrued but unpaid Base Salary, his accrued but unpaid bonus pursuant to Section 2.2, if any, and any other accrued but unpaid benefits under this Agreement, through the date that is the later of (i) the six-month anniversary date of the effective date of his termination of employment and (ii) the last day of the Term as then in effect (assuming for such purpose that no further extensions of the Term referred to in Section 1.2 shall be permitted). All amounts payable to the Executive

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under this Section 4.1 shall be payable at the times and otherwise subject to the terms and conditions of this Agreement.

            4.2 TERMINATION FOR CAUSE. The Executive's employment hereunder may be terminated by the Company at any time for "cause" by written notice from the Company, effective as of the date set forth in such notice. If the Executive's employment hereunder is so terminated by the Company, the Executive thereafter shall be entitled only to his accrued but unpaid Base Salary and any other accrued but unpaid benefits under this Agreement (other than any bonus pursuant to Section 2.2), through the effective date of his termination of employment. All amounts payable to the Executive under this Section 4.1 shall be payable at the times and otherwise subject to the terms and conditions of this Agreement. "Cause" means any of the following: (i) gross negligence or willful misconduct in the performance of the Executive's duties hereunder or any material breach by the Executive of any of his obligations under this Agreement; (ii) conviction of any felony, or any misdemeanor involving dishonesty, fraud or moral turpitude;
(iii) the occurrence of any wrongful and intentional act or omission by the Executive which has a material adverse impact on the business, properties, results of operations, condition (financial or otherwise), public reputation, or prospects of the Company; or (iv) any violation or other default by CSI, the Executive or Pamela West under the Asset Purchase Agreement or any of the agreements or documents delivered by such parties pursuant thereto.

            4.3 SURVIVAL AFTER TERMINATION OF EMPLOYMENT. The provisions of Sections 5, 6, 7, 8, 9, 11, 12, 13, 17 and of this Section 4.3 shall survive any termination of the Executive's employment under this Agreement for any reason, whether by the Company or the Executive, other than any termination by the Company without cause. Any termination of the Executive's employment hereunder shall not result in a termination of any other agreement or arrangement involving the Company or its affiliates, on one hand, and the Executive, on the other hand, which other agreements and arrangements shall remain in full force and effect in accordance with their terms regardless of any such termination.

         5. COMPANY'S RIGHTS OF SET-OFF. The Company shall have the right, in its sole discretion, to set-off or reduce any amounts owed by the Company to the Executive under this Agreement by any amounts due and owing by the Executive to the Company in connection with the acquisition by the Company of the CinemaSource Business on the date hereof.

         6. BOOKS AND RECORDS; DEVELOPMENTS. All books, records, accounts and similar repositories of confidential or proprietary information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or at the Board's request at any time.

            The Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade

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secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the businesses of the Company, Big Entertainment or any of their affiliates, or planned businesses of any of them that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Term (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters, patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the businesses of the Company, Big Entertainment or any of their affiliates or planned businesses of any of them shall be their property and shall be delivered to the Company promptly upon the expiration or termination of the Term.

         7. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereof, and judgment upon the award rendered by the Arbitrators may be entered in any Court having jurisdiction thereof. Venue of the arbitration shall be in Palm Beach County, Florida. Any controversy or claim shall be submitted to a single arbitrator selected from the panels of the Arbitrators of the American Arbitration Association. The arbitrators, in addition to any award made, shall have the discretion to award the prevailing party the costs of the proceedings, together with the attorney's fees, PROVIDED that absent such award, each party shall bear the costs of its own counsel and presentation of evidence, and each party shall share equally the cost of such arbitration proceeding. Any award made hereunder may be docketed in a court of competent jurisdiction in Palm Beach County, Florida, and all parties hereby consent to the personal jurisdiction of such court for purposes of the enforcement of the arbitration award.

         8. BINDING EFFECT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heir and assigns.

         9. SEVERABILITY. Invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

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         10. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of Paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

         11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the principles or policies of conflicts of laws of such state.

         12. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Non-Competition Agreement contains the entire understanding between the parties as to the subject matter hereof and supersedes all prior written or oral agreements or arrangements between the parties regarding such subject matter. This Agreement, and the parties rights hereunder, may not be changed or modified except in a writing signed by all the parties; PROVIDED that any waiver by a party of its rights under this Agreement may be waived in a writing signed only by the party entitled to enforce such rights.

         13. NOTICE. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

         14. OTHER INSTRUMENTS. The parties hereby covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

         16. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude or impair the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

         17. ASSIGNABILITY. This Agreement, and the parties rights hereunder shall not be assigned by either party, except with the written consent of the other and except as provided in Paragraph 16 hereof.

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         IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto on the day and year first written above.

                        SHOWTIMES.COM, INC.

                        By: /s/ Mitchell Rubenstein
                        -------------------------------------------------------
                                Mitchell Rubenstein
                                Chief Executive Officer


                           /s/ Brett West
                           ----------------------------------------------------
                           BRETT WEST

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